Exhibit 21.1

Freehold Properties, Inc. Subsidiaries

Freehold Properties Operating Partnership, LP (DE)

Freehold Fee Simple, Inc. (MD)

Freehold OP GP, LLC (DE)

FHP Master Lender, LLC (DE)

FFS Operating Company, LLC (DE)

FHP of Provincetown MA—D, LLC (MA)

FHP of Webster MA—CP, LLC (MA)

FHP of Bellmawr-Creek NJ—D, LLC (NJ)

FHP of Bellmawr-Harding NJ—CP, LLC (NJ)

FHP of Fort Pierce FL—D, LLC (FL)

FHP of Daytona FL—D, LLC (FL)

FHP of Delavan IL – C, LLC (IL)